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November 15, 1997



Mr. Richard M. Reilly
President
Allmerica Financial Life Insurance and Annuity Company
440 Lincoln Street
Worcester, Massachusetts 01653


Dear Mr. Reilly:

We are pleased to have entered into an agreement with Allmerica Financial Life Insurance and Annuity Company (the "Company") dated November 15, 1997, providing for the purchase by the Company of shares of Morgan Stanley Universal Funds, Inc. (the "Fund") for its separate accounts to fund variable annuity contract and variable life policy benefits ("Participation Agreement").

In recognition of the fact that the Company will provide various administrative services in connection with the issuance of variable annuity contracts and variable life insurance policies and the fact that we (or our affiliates), as investment advisers and administrators to the Fund will not incur administrative expenses that we would otherwise incur in servicing large numbers of investors in the Fund (such as shareholder communication, record keeping and postage expenses), we will pay to the Company, during the term of the Participation Agreement, an annual fee of .15% of the assets invested in the then offered portfolios of the Fund under the variable life and variable annuity contracts sold by the Company (excluding all assets invested during the guarantee (free look) periods available under the contracts).

Payment will be made on a quarterly basis during the month following the end of each quarter.

If you agree to the foregoing, please sign the enclosed copy of this letter and return it to Blair Garff at Morgan Stanley Asset Management, Inc., 1221 Avenue of the Americas, New York, New York 10020.

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Sincerely,


Morgan Stanley Asset Management, Inc.


By:  /s/ Jeffrey Margolis
   ----------------------------------
  Name:  Jeffrey Margolis
  Title:  Principal



Miller, Anderson & Sherrerd, LLP


By:  /s/ Marna C. Whittington
   ----------------------------------
  Name:  Marna C. Whittington
  Title:  Managing Director



AGREED

Allmerica Financial Life Insurance and Annuity Company


By:  /s/ Richard M. Reilly
   ----------------------------------
  Name:  Richard M. Reilly
  Title:  President